Exhibit 99.1

Plug Power and Johnson Matthey announce long-term strategic partnership to accelerate the hydrogen economy

Partnership to strengthen Plug’s supply chain and help meet growing demand for fuel cells and electrolyzers

Plug Power, (NASDAQ: PLUG) (Plug), a leading provider of turnkey hydrogen solutions for the global green hydrogen economy, and Johnson Matthey (JM), a global leader in sustainable technologies, today announced a long-term strategic partnership to accelerate the green hydrogen economy.

JM will become an important strategic supplier of MEA components, providing a substantial portion of Plug’s demand for catalysts, membranes, and catalyst coated membranes (CCM). Importantly, JM brings security of supply of precious metals, and unique recycling capabilities.

This strategic partnership between Plug and JM will support Plug in delivering its targeted revenue of US$5 billion and US$20 billion by 2026 and 2030 respectively. To help achieve these targets, Plug and JM will co-invest in what is expected to be the largest (5GW scaling to 10GW over time) CCM manufacturing facility in the world. The facility will be built in the United States and likely begin production in 2025. Plug and JM will also continue to leverage government incentives from the Inflation Reduction Act in the US and REPowerEU in Europe to push for exponential growth across the hydrogen industry.

“Plug is proud to expand our relationship with JM, a highly respected and skilled supply partner with a proven track record,” said Plug CEO, Andy Marsh. “This partnership will help us strengthen our supply chain and underpin our ability to deliver on the growing demand for our fuel cells and electrolyzers. With a partner like JM, Plug is in a strong position to be the global leader of the green hydrogen economy.”

Liam Condon, CEO of Johnson Matthey added: “For the rapidly developing hydrogen economy, this partnership is a game-changer. By bringing together one of the largest green hydrogen and fuel cell companies in the world with JM’s technology and manufacturing capabilities, we’re creating volume and scale for green hydrogen that hasn’t existed until now. This partnership confirms JM’s world class position in catalyst coated membranes, the key performance-defining components of electrolyzers and fuel cells.”

Plug Power is the leading user of liquid hydrogen with the world’s largest fuelling station footprint, as well as over 60,000 fuel cell systems, operating more than one billion hours across the globe. Plug is building an end-to-end green hydrogen ecosystem, from production, storage and delivery to energy generation, to help its customers – including Amazon, Carrefour, Walmart and BMW – meet their business goals and decarbonize the economy.

JM has been a leader in hydrogen for many years, founded on its core competencies in platinum group metal (PGM) chemistry and catalysis. It has an established Hydrogen Technologies business, with long-standing customer relationships and manufacturing capability of 2GW, with plans to expand to 5GW through a new 3GW gigafactory in Royston, UK. As the world’s leading secondary refiner of PGMs JM has pioneered a circular business model for the scarce metals that will also be employed for this contract, and it will look to develop further closed loop solutions.

About Plug

Plug is building an end-to-end green hydrogen ecosystem, from production, storage and delivery to energy generation, to help its customers meet their business goals and decarbonize the economy. In creating the first commercially viable market for hydrogen fuel cell technology, the company has deployed more than 60,000 fuel cell systems and over 185 fuelling stations, more than anyone else in the world, and is the largest buyer of liquid hydrogen. With plans to build and operate a green hydrogen highway across North America and Europe, Plug is building a state-of-the-art Gigafactory to produce electrolysers and fuel cells and multiple green hydrogen production plants that will yield 500 tons of liquid green hydrogen daily by 2025. Plug will deliver its green hydrogen solutions directly to its customers and through joint venture partners into multiple environments, including material handling, e-mobility, power generation, and industrial applications. For more information, visit www.plugpower.com.

About Johnson Matthey

Johnson Matthey is a global leader in sustainable technologies, catalysing the net zero transition. With over 200 years of sustained commitment to innovation and technological breakthroughs, we improve the performance, function and safety of our customers’ products. Our science has a global impact in areas such as low emission transport, energy, chemical processing and making the most efficient use of the planet’s natural resources. Today, about 13,000 Johnson Matthey professionals collaborate with our network of customers and partners to make a real difference to the world around us. For more information visit www.matthey.com

Safe Harbor Statement

This communication contains “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug and JM, including but not limited to statements about: the expected benefits of the long-term strategic partnership between Plug and JM; the expectation that Plug’s partnership with JM will strengthen its supply chain and allow Plug to meet its growing demand for electrolyzers and fuel cells; the expectation that the strategic partnership will support Plug in meeting its 2026 and 2030 forecasted revenue targets; the expectation that JM will become an important eternal supplier of MEA components; the ability of Plug and JM to construct the largest catalyst coated membranes manufacturing facility in the world, as well as the expected timing for the construction of such facility; the ability of Plug and JM to leverage government support and grow across the hydrogen industry;and Plug’s ability to continue to build its end-to-end hydrogen ecosystem, become the global leader of the green hydrogen economy and decarbonize the economy. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, see Plug’s public filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors'' section of Plug’s Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, and Plug and JM undertake no obligation to update such statements as a result of new information.

Press Contacts:

Johnson Matthey:

Email: jmpr@matthey.com

Telephone: +44 207 269 8001

Plug:

Caitlin Coffee
Allison+Partners
Email: PlugPR@allisonpr.com